Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

SciSparc Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, no par value	457(c) and 457(f)	5,104,911	(2)	$0.04097	(4)	$4,043,327.36	$0.00015310	$619.03342
Fees to Be Paid	Equity	Ordinary Shares, no par value	457(c)	268,737	(3)	$6.2685	(5)	$1,684,577.88	$0.00015310	$257.90887
Fees to Be Paid	Equity	Pre-funded Warrants(6)(7)	457(i)	5,104,911		—		—	—	—

	Total Offering Amounts							$5,727,905.25	0.00015310	$876.9423
	Total Fees Previously Paid									$918.30
	Total Fee Offsets									—
	Net Fee Due									$0

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement for which this filing fee table serves as an exhibit also covers an indeterminate number of additional ordinary shares, no par value (“SciSparc Ordinary Shares”) of SciSparc Ltd. (the “Registrant”) as may be issuable as a result of stock splits, stock dividends or similar transactions. All references to share and per share amounts of SciSparc Ordinary Shares referred to herein reflect the amounts after giving effect to the anticipated one-for-twenty-one (1-for-21) reverse share split that the Registrant expects to effect prior to the completion of the Merger (as defined below).

(2)	Represents a good faith estimate of the maximum number of SciSparc Ordinary Shares to be issued, including SciSparc Ordinary Shares issuable upon the exercise of Pre-Funded Warrants (as defined below), upon the completion of the merger (the “Merger”) and other transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 10, 2024, as amended on August 14, 2024, November 26, 2024, March 27, 2025, and May 8, 2025, by and among the Registrant, SciSparc Merger Sub Ltd., an Israeli limited company and wholly owned subsidiary of the Registrant, and AutoMax Motors Ltd., an Israeli limited company (“AutoMax”), to AutoMax shareholders, estimated solely for the purposes of calculating the registration fee. The total amount of SciSparc Ordinary Shares, including SciSparc Ordinary Shares issuable upon the exercise of Pre-Funded Warrants, will be determined on the closing date of the Merger and will be the product of (a) the Exchange Ratio on the closing date (as defined in the Merger Agreement) and (b) 98,691,969, an estimate of the maximum number of ordinary shares, par value NIS 0.05 per share of AutoMax (“AutoMax Ordinary Shares”) issued and outstanding and expected to be exchanged (excluding dormant shares and 5,000,000 AutoMax Ordinary Shares held by the Registrant) in connection with the Merger.

(3)	Represents 268,737 SciSparc Ordinary Shares, the estimated amount of SciSparc Ordinary Shares to be issued as a Finder Fee (as defined in the Merger Agreement) to Merhavit M.R.M Holding and Management Ltd, the advisor of AutoMax.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (f)(1) under the Securities Act, based upon the product of (i) $0.04097, the average of the high ($0.0414) and low ($0.0405) sale prices of AutoMax Ordinary Shares as reported on the Tel Aviv Stock Exchange on June 18, 2025 (converted from New Israeli Shekel to U.S. Dollar based on the 3.405 NIS = 1 U.S. dollar representative exchange rate published by the Bank of Israel on June 18, 2025) and (ii) 98,691,969, the estimated maximum number of AutoMax Ordinary Shares to be converted pursuant to the Merger, as determined in note (1) above.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) under the Securities Act, based upon the product of (i) $6.2685, the average of the high ($6.4260) and low ($6.111) sale prices of SciSparc Ordinary Shares as reported on the Nasdaq Capital Market on June 18, 2025 and (ii) 268,737, the estimated amount of SciSparc Ordinary Shares to be issued as a Finder Fee, as determined in note (1) above.

(6)	The Registrant may issue pre-funded warrants to purchase SciSparc Ordinary Shares. The Merger Agreement, contains an ownership limitation, stating that no AutoMax shareholder may beneficially own over 9.99% of the SciSparc Ordinary Shares. As a result of the Exchange Ratio (as defined in the Merger Agreement), certain AutoMax shareholders would be considered to hold over 9.99% of the Registrant’s share capital following the proposed merger. In lieu of SciSparc Ordinary Shares, the aforementioned shareholders of AutoMax will receive pre-funded warrants to purchase SciSparc Ordinary Shares. Each such pre-funded warrant will be exercisable for $0.001 per each SciSparc Ordinary Share.

(7)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.